EXHIBIT 99.3

FORM OF EMPLOYEE RESTRICTED STOCK GRANT LETTER
[For Regular Grants under 2007 Plan]

DATE OF GRANT

EMPLOYEE NAME

EMPLOYEE ADDRESS

Dear EMPLOYEE NAME:

This letter sets forth the terms and conditions of the shares of restricted stock granted to you by Chindex International, Inc. (the “Company”) on DATE OF GRANT, in accordance with the provisions of its 2007 Stock Incentive Plan (the “Plan”).  You have been granted NUMBER shares (the “Restricted Shares”) of the Company’s Common Stock (“Common Stock”).  Your Restricted Shares are subject to the terms and conditions set forth in the Plan, any rules and regulations adopted by the Committee (as defined in the Plan), and this letter.  Any terms used in this letter and not defined have the meanings set forth in the Plan.

1.	Vesting of Restricted Shares

(a)
Unless they vest on an earlier date as provided in paragraph 4 below, your Restricted Shares will vest in installments as follows, provided that you are an employee of the Company or its Subsidiaries or a director of the Company on each such date:

Vesting Date	Percentage of Restricted Shares Vested

In the event the percentage of shares vested in the above table includes a fractional share, the number of shares vested will be rounded down to the nearest whole number.

(b)	You do not need to pay any purchase price to receive the Restricted Shares granted to you by this letter. However, you must satisfy the tax withholding obligations as provided in paragraph 6.

2.	Restrictions on the Restricted Shares

Until your Restricted Shares have vested, you may not sell, transfer, assign or pledge them.  Stock certificates representing your Restricted Shares will be registered in your name (or you will be recorded as the owner of the shares on the Company’s books) as of the date of this letter, but such certificates will be held by the Company on your behalf until such shares vest.  When all or a portion of your Restricted Shares vest, a certificate representing such shares (minus any shares retained to satisfy tax withholding obligations, as described in paragraph 6) will be delivered to you (or you will be duly recorded as the owner of the shares on the Company’s books) as soon as practicable.  To the extent your Restricted Shares have vested, they shall be fully transferable (subject to applicable securities law requirements) and not subject to forfeiture upon termination of employment or otherwise.

In the event of your termination of employment with the Company and its Subsidiaries in circumstances other than those described in paragraph 4, all of your Restricted Shares that have not previously vested will be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company.

3.	Voting and Dividends

You have the right to vote your Restricted Shares.  From the date of this letter, you will receive, with respect to your Restricted Shares, payments equal to the amount of dividends paid on Common Stock.  Dividends paid in cash will be paid directly to you at the same time dividends are paid with respect to all other shares of Common Stock, but in no event later than the March 15 of the calendar year after the calendar year in which the record date for such dividend occurs.  If any dividend is declared and paid by the Company in a form other than cash, such non-cash dividend shall be subject to the same vesting schedule, forfeiture terms, and other restrictions as are applicable to the Restricted Shares with respect to which the dividends were paid.

4.	Acceleration of Vesting

Notwithstanding the provisions of paragraph 2, your unvested Restricted Shares will become vested in the following events:

(a)
Death or Disability.  If your employment terminates by reason of death or Disability, all of your unvested Restricted Shares will immediately vest.  For this purpose, “Disability” means that by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, you have been receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company or Subsidiary that employs you.

In the event of your death, the certificates for your Restricted Shares will be delivered to (or the shares will be recorded as owned by) the executor or administrator of your estate.

(b)
Termination Without Cause.  If the Company or a Subsidiary terminates your employment without Cause or if the Subsidiary or division in which you are employed is sold by the Company, all of your unvested Restricted Shares will immediately vest.  For this purpose, “Cause” means (A) your willful failure to perform the duties of your employment, (B) your intentional engagement in dishonest conduct in connection with the performance of services, or (C) your conviction of a felony.

(c)
Change of Control.  Upon the occurrence of a Change of Control (as defined in the Plan), if you are an employee or director of the Company or its Subsidiaries at such time, [all] [___%] of your unvested Restricted Shares will immediately vest.

Committee Determinations.  The Committee shall have absolute discretion to determine the date and circumstances of termination of your employment, and its determination shall be final, conclusive and binding upon you.

5.	Section 83(b) Tax Election

As a general matter, unless you file an election under Section 83(b) of the Internal Revenue Code, you will recognize ordinary compensation income on the date your Restricted Shares are no longer subject to a substantial risk of forfeiture (which is generally the date such shares vest) in an amount equal to the fair market value of the Restricted Shares on that date.  You may, however, elect to recognize income with respect to some or all of your Restricted Shares as of the date of grant of such Restricted Shares in an amount equal to the fair market value of the Restricted Shares on that date (without any discount for the transfer and forfeiture restrictions on the Restricted Shares).  In order to make this election, you must file an election under Section 83(b) of the Code with the Internal Revenue Service no later than 30 days after the date of grant of your Restricted Shares.  Further information about Section 83(b) and a copy of the election form can be obtained from the Company’s Secretary.

If you make a Section 83(b) election and subsequently forfeit some or all of the Restricted Shares that were subject to the election, you will not be able to claim a deduction or capital loss with respect to the forfeited shares.

Cash dividends paid on your Restricted Shares (prior to vesting) will be taxable as ordinary compensation income when received (or as dividend income if you made a Section 83(b) election).  Non-cash dividends on your Restricted Shares generally will be taxable as ordinary compensation income at the same time as the Restricted Shares to which such dividends relate (or when received, if you made a Section 83(b) election with respect to such dividends).

You should consult with your tax advisor regarding the tax consequences of Restricted Shares and the advantages and disadvantages of making an election under Section 83(b).

6.	Tax Withholding

If you make a Section 83(b) election, you must make a cash payment to the Company in the amount of your tax withholding obligation with respect to your Restricted

Shares at the time (or promptly after) you file the Section 83(b) election. If you fail to satisfy your withholding obligation in a time and manner satisfactory to the Company, the Company or a Subsidiary  shall have the right to withhold the required amount from your salary or other amounts payable to you.

If you have not made a Section 83(b) election, the Company will retain Common Stock having a value equal to the amount of your withholding obligation from the shares otherwise deliverable to you upon the vesting of your Restricted Shares.

The amount of withholding tax retained by the Company or paid by you to the Company will be paid to the appropriate tax authorities in satisfaction of the withholding obligations under the tax laws.  The total amount of income you recognize with respect to your Restricted Shares will be reported to the tax authorities in the year in which you recognize income with respect to such shares.  Whether you owe additional tax will depend on your overall taxable income for the applicable year and the total tax remitted for that year through withholding or by estimated payments.

7.	Administration of the Plan

The Plan is administered by the Committee.  The Committee has authority to interpret the Plan, to adopt rules for administering the Plan, to decide all questions of fact arising under the Plan, and generally to make all other determinations necessary or advisable for administration of the Plan.  All decisions and acts of the Committee are final and binding on all affected Plan participants.

8.	Amendment and Adjustments to your Restricted Share Award

The Plan authorizes the Board or the Committee to make amendments and adjustments to outstanding awards, including the Restricted Shares granted by this letter, in specified circumstances.  Details are provided in the Plan.

9.	Effect on Other Benefits

Income recognized by you as a result of the grant or vesting of Restricted Shares or the receipt of dividends on your Restricted Shares will not be included in the formula for calculating benefits under any other benefit plan of the Company.

10.	Regulatory Compliance

Under the Plan, the Company is not required to deliver Restricted Shares or Common Stock if such delivery would violate any applicable law or regulation.  If required by any securities law or regulation, the Company may impose restrictions on your ability to transfer shares received under the Plan.

11.	Data Privacy

By accepting this award you expressly consent to the collection, use and transfer, in electronic or other form, of your personal data by and among the Company, its Subsidiaries and any broker or third party assisting the Company in administering the Plan or providing recordkeeping services for the Plan, for the purpose of implementing, administering and managing your participation in the Plan.  By accepting this award you waive any data privacy rights you may have with respect to such information.  You may revoke the consent and waiver described in this paragraph by written notice to the Company’s Secretary; however any such revocation may adversely affect your ability to participate in the Plan.

12.	Consent to Jurisdiction

Your Restricted Shares and the Plan are governed by the laws of the State of Delaware without regard to any conflict of law rules.  Any dispute arising out of this award or the Plan may be resolved only in a state or federal court located within New York County, New York State, U.S.A.  This award is granted on the condition that you accept such venue and submit to the personal jurisdiction of any such court.

*     *     *     *     *

If you have any questions regarding your Restricted Shares or would like to obtain additional information about the Plan or its administration, please contact the Company’s Secretary, Chindex International, Inc., 7201 Wisconsin Avenue, Bethesda, Maryland 20814 (telephone (301) 215-7777).  This letter contains the formal terms and conditions of your award and accordingly should be retained in your files for future reference.

Very truly yours,

Lawrence Pemble
Chief Financial Officer